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TABLE OF CONTENTS

Exhibit 2.1

DISTRIBUTION AGREEMENT
by and between
TMP WORLDWIDE INC.
and
TMP WORLDWIDE SEARCH, INC.

Dated as of                        , 2003

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.01	Definitions
ARTICLE 2 PRE-DISTRIBUTION TRANSACTIONS; CERTAIN COVENANTS
2.01	Corporate Restructuring Transactions
2.02	Charter and Bylaws of Newco
2.03	Election of Directors of Newco
2.04	TMP Board Action
2.05	Transfer and Assignment of Certain Licenses and Permits
2.06	Transfer and Assignment of Certain Agreements
2.07	Consents
2.08	Other Transactions
2.09	Preparation and Filing of Form 10
2.10	Election of Officers
2.11	Employee Benefit Plans
2.12	State Securities Laws
2.13	Listing Application
2.14	Certain Financial and Other Arrangements
2.15	Director, Officer and Employee Resignations
2.16	Transfer Not Effected Prior to the Distribution; Transfer Deemed Effective as of the
Distribution Date
2.17	Ancillary Agreements
ARTICLE 3 THE DISTRIBUTION
3.01	Conditions Precedent to the Distribution
3.02	The Distribution
3.03	Subdivision of Newco Common Stock to Accomplish the Distribution
3.04	Fractional Shares
ARTICLE 4 INDEMNIFICATION
4.01	Release of Pre-Distribution Claims
4.02	Newco Indemnification of the TMP Group

i

4.03	TMP Indemnification of the Newco Group
4.04	Insurance; Third Party Obligations; Tax Benefits
4.05	Notice and Payment of Claims
4.06	Notice and Defense of Third-Party Claims
4.07	Contribution
4.08	Non-Exclusivity of Remedies
ARTICLE 5 EMPLOYEE MATTERS
5.01	Employee Matters Generally
5.02	Restriction on Solicitation or Employment of Employees
ARTICLE 6 ACCESS TO INFORMATION
6.01	Provision of Corporate Records
6.02	Access to Information
6.03	Litigation Cooperation
6.04	Reimbursement
6.05	Retention of Records
6.06	Confidential Information
6.07	Inapplicability of Article 6 to Tax Matters
ARTICLE 7 CERTAIN OTHER AGREEMENTS
7.01	Leased Real Property
7.02	Insurance Policies
7.03	Tax Matters
7.04	Certain Business Matters
7.05	Further Assurances and Consents
ARTICLE 8 MISCELLANEOUS
8.01	Notices
8.02	Amendments; No Waivers
8.03	Expenses
8.04	Successor and Assigns
8.05	Governing Law
8.06	Counterparts; Effectiveness
8.07	Entire Agreement

ii

8.08	Set-Offs
8.09	Arbitration
8.10	Existing Arrangements
8.11	Termination Prior to the Distribution
8.12	Publicity
8.13	Captions
8.14	Third Party Beneficiaries

iii

DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT, dated as of                        , 2003 (this "Agreement"), is by and between TMP Worldwide Inc., a Delaware corporation ("TMP"), and TMP Worldwide Search, Inc., a Delaware corporation ("Newco").

W I T N E S S E T H:

        WHEREAS, Newco is presently a wholly-owned subsidiary of TMP;

        WHEREAS, the Board of Directors of TMP has determined that it is in the best interests of TMP, its stockholders and Newco that all shares of Newco Common Stock (as defined below) owned by TMP be distributed pro rata to TMP's stockholders;

        WHEREAS, TMP and Newco are concurrently herewith entering into the Tax Separation Agreement (as defined below); and

        WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution (as defined below) and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.    The following terms, as used herein, have the following meanings:

        "Action" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Ancillary Agreement" means each of the Contribution Agreement, the Services Agreement and the Tax Separation Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Contribution Agreement" means the Contribution Agreement, dated as of                   , 2003, between TMP and TMP Worldwide Search, Inc., a Florida corporation and predecessor by merger to Newco, providing for the contribution of all of the outstanding shares of capital stock of certain wholly-owned United States Subsidiaries of TMP to TMP Worldwide Search, Inc.

        "Corporate Restructuring Transactions" means, collectively, (i) each of the distributions, transfers, conveyances, contributions, assignments and other transactions described and set forth on Schedule 2.01 hereto, and (ii) such other distributions, transfers, conveyances, contributions, assignments and other transactions (so long as such other distributions, transfers, conveyances, contributions, assignments and other transactions do not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent)) that may be required to be accomplished, effected or consummated by TMP, Newco or any of their respective Subsidiaries or Affiliates in order to separate and divide, in a series of transactions that, to the extent intended to qualify as tax-free transactions under the Code, shall qualify for tax-free treatment under the Code, the existing businesses of TMP so that, except as otherwise expressly set forth in Schedule 2.01 hereto, (A) business, assets and liabilities necessary for the continuing operation of the Newco Business shall be owned, directly and indirectly, by Newco, and (B) the business, assets and liabilities of TMP that remain after the separations and divisions described above, including, without limitation, the business, assets and liabilities necessary for the continuing operation of the TMP Business, are, after giving effect to the Distribution, owned, directly and indirectly, by TMP.

        "Distribution" means a distribution by TMP on the Distribution Date of all Newco Common Stock owned by it to the holders of TMP Common Stock as of the Record Date.

        "Distribution Agent" means The Bank of New York.

        "Distribution Date" means the day as of which the Distribution shall be effected.

        "Distribution Documents" means all of the agreements and other documents entered into in connection with the Distribution as contemplated hereby, including, without limitation, this Agreement and the Ancillary Agreements.

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Finally Determined" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been determined by judgment or order not subject to further appeal or discretionary review.

        "Form 10" means the registration statement on Form 10 filed by Newco with the Commission to effect the registration of Newco Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

        "Group" means, as the context requires, the Newco Group or the TMP Group.

        "Information Statement" means the information statement to be sent to each holder of TMP Common Stock in connection with the Distribution.

        "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

        "Losses" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

        "Newco Business" means the businesses, including TMP's existing executive search and eResourcing businesses, that, after giving effect to the Corporate Restructuring Transactions, are conducted by (i) the Newco Group and (ii) any business entity acquired or established by or for TMP or Newco or any of their respective Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the Newco Group.

        "Newco Common Stock" means the common stock, par value $.001 per share, of Newco.

        "Newco Group" means Newco and its Subsidiaries as of and after the Distribution Date (including all predecessors to such Persons).

        "Newco Liabilities" means all (i) Liabilities of the Newco Group under this Agreement and (ii) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Newco Group or arising from or in connection with the conduct of the Newco Business or the ownership or use of assets in connection therewith, including, without limitation, any Liabilities arising under or relating to Environmental Laws. Notwithstanding the foregoing, "Newco Liabilities" shall exclude (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by TMP pursuant to this Agreement.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

        "Record Date" means the date determined by TMP's Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by TMP's Board of Directors) as the record date for determining the holders of TMP Common Stock entitled to receive the Distribution.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Services Agreement" means the Transition Services Agreement, dated as of the date hereof, between TMP and Newco.

        "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Tax" means tax of any kind, a levy or other like assessment, customs, duties, imposts, charges or fees imposed or payable to the United States or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

        "Tax Separation Agreement" means the Tax Separation Agreement, dated as of the date hereof, between TMP and Newco.

        "TMP Business" means the businesses (other than the Newco Business) that, after giving effect to the Corporate Restructuring Transactions, are or were conducted by (i) the TMP Group, (ii) any other division, Subsidiary or investment of TMP, any TMP Subsidiary or any of the other members of the TMP Group managed or operated or in existence as of the date of this Agreement or any prior time, unless such other division, Subsidiary or investment is expressly included in the Newco Group immediately after giving effect to the Corporate Restructuring Transactions, and (iii) any business entity acquired or established by or for TMP or any of its Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the TMP Group.

        "TMP Common Stock" means the common stock, par value $.001 per share, of TMP.

        "TMP Group" means TMP and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Newco Group).

        "TMP Liabilities" means all (i) Liabilities of the TMP Group under this Agreement and (ii) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the TMP Group or arising from or in connection with the conduct of the businesses of the TMP Group (other than the Newco Business) or the ownership or use of assets in connection therewith, including, without limitation, any Liabilities arising under or relating to Environmental Laws. Notwithstanding the foregoing, "TMP Liabilities" shall exclude (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by Newco pursuant to this Agreement.

ARTICLE 2
PRE-DISTRIBUTION TRANSACTIONS;
CERTAIN COVENANTS

        2.01    Corporate Restructuring Transactions.    On or prior to the Distribution Date and otherwise in accordance with the terms and provisions set forth in Schedule 2.01, TMP and Newco shall, and shall cause each of their respective Subsidiaries to, as applicable, take such actions as are necessary to cause, effect and consummate the Corporate Restructuring Transactions. TMP and Newco hereby agree that any one or more of the Corporate Restructuring Transactions may be modified, supplemented or eliminated; provided such modification, supplement or elimination (i) is necessary or appropriate to divide the existing businesses of TMP so that the Newco Business shall be owned, directly or indirectly, by Newco, and (ii) does not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent).

        2.02    Charter and Bylaws of Newco.    On or prior to the Distribution Date, TMP and Newco shall take all necessary actions so that, as of the Distribution Date, Newco's certificate of incorporation (the "Restated Newco Charter") and bylaws will be substantially in the forms attached hereto as Exhibits A and B, respectively.

        2.03    Election of Directors of Newco.    On or prior to the Distribution Date, TMP, as the sole stockholder of Newco, shall take all necessary action so that as of the Distribution Date the directors of Newco will be as set forth in the Information Statement.

        2.04    TMP Board Action.    TMP's Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

        2.05    Transfer and Assignment of Certain Licenses and Permits.

        (a)  Licenses and Permits Relating to the Newco Business. On or prior to the Distribution Date, or as soon as reasonable practicable thereafter, TMP shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the Newco Group (as directed by Newco) all transferable licenses, permits and authorizations issued by any governmental authority that relate to the Newco Business but which are held in the name of any member of the TMP Group, or any of their respective employees, officers, directors, stockholders or agents.

        (b)    Licenses and Permits Relating to the TMP Business. On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, Newco shall (and, if applicable, shall cause any other Person over which it has legal or effective direct or indirect control to) duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the TMP Group (as directed by TMP) all transferable licenses, permits and authorizations issued by any governmental authority that relate to the TMP Business but which are held in the name of any member of the Newco Group, or any of their respective employees, officers, directors, stockholders or agents.

        2.06    Transfer and Assignment of Certain Agreements.

        (a)  Transfer and Assignment of TMP Business Agreements. On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, and subject to the limitations set forth in this Section 2.06, Newco shall (and, if applicable, shall cause any of the other members of its Group over which it has legal or effective direct or indirect control to) assign, transfer and convey to TMP (or such other member of the TMP Group as TMP shall direct) all of its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the TMP Business or any member of the TMP Group.

        (b)    Transfer and Assignment of Newco Business Agreements. On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, and subject to the limitations set forth in this Section 2.06, TMP shall (and, if applicable, shall cause any of the other members of its Group over which is has legal or effective direct or indirect control to) assign, transfer and convey to Newco (or such other member of the Newco Group as Newco shall direct) all of its (or such member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the Newco Business or any member of the Newco Group.

        (c)  Joint Agreements. Subject to the provisions of Section 2.06(e) below, any agreement to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of both the TMP Business and the Newco Business (including, without limitation, any agreement containing a mandatory arbitration clause, non-solicitation or non-competition covenant or provision restricting disclosure of confidential information) shall be assigned in part, at the expense of the assignee, on or prior to the Distribution Date or as soon as reasonably practicable thereafter, so that each party (or such other member of such party's Group) shall be entitled to the rights and benefits inuring to its business under such agreement.

        (d)  Obligations of Assignees. The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall, as a condition to such assignment, assume and agree to pay, perform and fully discharge all obligations of the assignor under such agreement (whether such obligations arose or were incurred prior to, on or subsequent to the Distribution Date and irrespective of whether such obligations have been asserted as of the Distribution Date) or, in the case of a partial assignment under Section 2.06(c) above, such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution. Furthermore, the Assignee shall use its commercially reasonable efforts to cause the assignor of such agreement to be released from its obligations under the assigned agreements, and shall indemnify and hold harmless such assignor to the extent such assignor is not released from its obligations under the assigned agreements.

        (e)  No Assignment of Certain Agreements. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof until such consent is obtained. If an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties hereto will cooperate with each other to effect any arrangement designed reasonably to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreements.

        2.07    Consents.    The parties hereto shall use their commercially reasonable efforts to obtain any third-party consents or approvals that are required to consummate the Corporate Restructuring Transactions, the Distribution and the other transactions contemplated herein.

        2.08    Other Transactions.    On or prior to the Distribution Date (but in all events prior to the Distribution), TMP and Newco shall have consummated those other transactions in connection with the Corporate Restructuring Transactions and the Distribution that are contemplated by the Information Statement and not specifically referred to in Sections 2.01 through 2.07 above; provided, however, that such other transactions do not, individually or in the aggregate, adversely affect the TMP Business (other than to a de minimis extent).

        2.09    Preparation and Filing of Form 10.    TMP and Newco shall prepare, and Newco shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement which shall set forth appropriate disclosure concerning Newco and the Distribution. TMP and Newco shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, TMP shall mail the Information Statement to the holders of TMP Common Stock as of the Record Date.

        2.10    Election of Officers.    On or prior to the Distribution Date, TMP and Newco shall, as applicable, take all actions necessary and desirable so that as of the Distribution Date the officers of Newco will be as set forth in the Information Statement.

        2.11    Employee Benefit Plans.    TMP and Newco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement, as set forth in Schedule 5.01.

        2.12    State Securities Laws.    Prior to the Distribution Date, TMP and Newco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by this Agreement.

        2.13    Listing Application.    Prior to the Distribution Date, TMP and Newco shall prepare and file with the Nasdaq National Market ("Nasdaq") a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause the Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the Newco Common Stock.

        2.14    Certain Financial and Other Arrangements.

        (a)  Settlement of Intercompany Accounts Between the Newco Group and the TMP Group. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Distribution Documents), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the Newco Group and any member of the TMP Group shall, as of the close of business on the Distribution Date, be offset against each other and the net intercompany balance remaining, if any, shall be contributed to the Newco Group.

        (b)  Operations in Ordinary Course. Except as otherwise provided in any of the Distribution Documents, during the period from the date of this Agreement through the Distribution Date, TMP and Newco shall, and shall cause any entity that is a Subsidiary of such party at any time during such period, to conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable.

        (c)  GMAC Release. On or prior to the Distribution Date, TMP shall obtain from the lenders under the Third Amended and Restated Accounts Receivable Management and Security Agreement, dated November 5, 1998, between GMAC Commercial Credit LLC, as agent, and TMP, as amended (the "Bank Agreement"), a release, with effect from and after the Distribution Date, of (i) such lenders' security interests in the capital stock and assets of Newco and its Subsidiaries and (ii) the obligations of Newco and its Subsidiaries in respect of the Bank Agreement, including, without limitation, any warranty thereunder (the "GMAC Release").

        2.15    Director, Officer and Employee Resignations.    Subject to the provisions of Section 2.03 and Section 2.10 above:

        (a)  Resignations by Directors and Employees of the TMP Group. TMP shall cause all of its directors and all employees of the TMP Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the Newco Group on which they serve, and from all positions as officers or employees of any member of the Newco Group, except as otherwise set forth in the Information Statement or mutually agreed to in writing on or prior to the Distribution Date by TMP and Newco.

        (b)  Resignations by Directors and Employees of the Newco Group. Newco shall cause all of its directors and all employees of Newco Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the TMP Group on which they serve, and from all positions as officers or employees of any member of the TMP Group, except as otherwise set forth in the Information Statement or mutually agreed to in writing on or prior to the Distribution Date by Newco and TMP.

        2.16    Transfer Not Effected Prior to the Distribution; Transfer Deemed Effective as of the Distribution Date.    To the extent that any transfer contemplated by this Article 2 shall not have been consummated on or prior to the Distribution Date, the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article 2. In the event that any such transfer of assets or Liabilities has not been consummated, from and after the Distribution Date, the party retaining such asset or Liability (or, as applicable, such other member or members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith. As of the Distribution Date, each party hereto (or, if applicable, such other members of such party's Group) shall be deemed to have acquired (or as applicable, retained) complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party (or any other member of such party's Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

        2.17    Ancillary Agreements.    Prior to the Distribution Date, TMP and Newco shall enter into, and/or where applicable shall cause such other members of their respective Groups to enter into, (i) the Ancillary Agreements and (ii) any other agreements in respect of the Corporate Restructuring Transactions and the Distribution as are reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby, so long as such agreements do not adversely affect the TMP Business (other than to a de minimis extent).

ARTICLE 3
THE DISTRIBUTION

        3.01    Conditions Precedent to the Distribution.    In no event shall the Distribution occur unless the following conditions shall have been waived by TMP or shall have been satisfied:

        (a)  the Form 10 shall have become effective under the Exchange Act, and there shall be no stop order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission;

        (b)  the actions with respect to the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by this Agreement described in Section 2.12 shall have been taken, and, where applicable, have become effective or been accepted;

        (c)  the Newco Common Stock to be delivered in the Distribution shall have been approved for listing on Nasdaq, subject to official notice of issuance;

        (d)  TMP's Board of Directors shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

        (e)  TMP's Board of Directors shall have approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Record Date;

        (f)    the Corporate Restructuring Transactions referred to in Section 2.01 of this Agreement, and the other transactions referred to in Section 2.08 of this Agreement (if any), shall have been effected;

        (g)  Newco's Board of Directors, as named in the Information Statement, shall have been elected by TMP, as sole stockholder of Newco;

        (h)  the Restated Newco Charter and bylaws, in substantially the forms attached hereto as Exhibits A and B, respectively, shall be in effect;

        (i)    each of the Ancillary Agreements and other agreements reasonably necessary or appropriate to consummate the Corporate Restructuring Transactions and the Distribution shall have been duly executed and delivered by the parties thereto;

        (j)    TMP shall have obtained the GMAC Release;

        (k)  TMP shall have received a ruling from the Internal Revenue Service or, in the absence of such ruling, an opinion of Baker & McKenzie, in form and substance satisfactory to TMP in its sole discretion, to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code and that the Corporate Restructuring Transactions will not result in the recognition of any gain or loss to TMP's stockholders or TMP (without regard to the application of Section 355(d) or (e) of the Code);

        (l)    no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the Distribution or any of the other transactions contemplated by any of the Distribution Documents shall be in effect;

        (m)  any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and shall be in full force and effect; and

        (n)  one or more senior credit facilities shall have been made available to Newco by its lenders on terms and in an amount satisfactory to TMP and Newco.

        The foregoing conditions are for the sole benefit of TMP and shall not give rise to or create any duty on the part of TMP or TMP's Board of Directors to waive or not waive such conditions or in any way to limit TMP's rights to terminate this Agreement pursuant to Section 8.11 hereof. Any determination made by the TMP Board of Directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.01 shall be conclusive.

        3.02    The Distribution.    Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution Date, TMP shall deliver to the Distribution Agent for the benefit of holders of record of TMP Common Stock on the Record Date, a stock certificate or certificates, endorsed by TMP in blank, representing all of the then outstanding shares of Newco Common Stock owned by TMP, (ii) the Distribution shall be effective at 11:59 p.m., New York City time, on the Distribution Date and (iii) TMP shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of TMP Common Stock as of the Record Date one share of Newco Common Stock for each [            ] shares of TMP Common Stock so held. Newco agrees to provide all certificates for shares of Newco Common Stock that the Distribution Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

        3.03    Subdivision of Newco Common Stock to Accomplish the Distribution.    Effective upon the filing of the Restated Newco Charter with the Secretary of State of the State of Delaware, each share of Newco Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Newco Common Stock issued and outstanding equal to the number of shares of TMP Common Stock outstanding on the Record Date times [            ] divided by the number of shares of Newco Common Stock outstanding immediately prior to such filing.

        3.04    Fractional Shares.    No certificates representing fractional shares of Newco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Newco Common Stock allocable to each holder of TMP Common Stock as of the Record Date. The Distribution Agent shall aggregate all such fractional shares of Newco Common Stock and sell them in an orderly manner promptly after the Distribution Date in the open market at the then-prevailing prices and, after completion of all such sales, distribute a pro rata portion of the gross proceeds from such sales, less appropriate deductions of the amount required to be withheld for federal income tax purposes, to each record holder of TMP Common Stock who would otherwise have received a fractional share of Newco Common Stock. TMP shall bear the cost of all brokerage charges, commissions and transfer taxes incurred in connection with the sale of fractional shares pursuant to this Section 3.04.

ARTICLE 4
INDEMNIFICATION

        4.01    Release of Pre-Distribution Claims.

        (a)  Except as provided in Section 4.01(c), effective as of the Distribution Date, Newco does hereby, for itself and each other member of the Newco Group, their respective Affiliates (other than any member of the TMP Group), successors and assigns, remise, release and forever discharge each of TMP, the members of the TMP Group, their Affiliates (other than any member of the Newco Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the TMP Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

        (b)  Except as provided in Section 4.01(c), effective as of the Distribution Date, TMP does hereby, for itself and each other member of the TMP Group, its Affiliates (other than any member of the Newco Group), successors and assigns, remise, release and forever discharge Newco, the members of the Newco Group, their Affiliates (other than any member of the TMP Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Distribution.

        (c)  Nothing contained in Section 4.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Schedule 8.10 not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 4.01(a) or (b) shall release any Person from:

          (i)    any Liability provided in or resulting from any agreement among any members of the TMP Group or the Newco Group that is specified in Schedule 8.10 as not to terminate as of the Distribution Date;

          (ii)  any Liability, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

          (iii)  any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

          (iv)  any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

          (v)  any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article 4 and, if applicable, the appropriate provisions of the Ancillary Agreements; or

          (vi)  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

        In addition, nothing contained in Section 4.01(a) shall release TMP from honoring its existing obligations to indemnify any director, officer or employee of Newco who was a director, officer or employee of TMP or its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving TMP and was entitled to such indemnification pursuant to then existing obligations.

        (d)  Newco shall not make, and shall not permit any member of the Newco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TMP or any member of the TMP Group or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a). TMP shall not, and shall not permit any member of the TMP Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Newco or any member of the Newco Group, or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

        (e)  It is the intent of TMP and Newco by virtue of the provisions of this Section 4.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Newco or any member of the Newco Group, on the one hand, and TMP or any member of the TMP Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.01(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

        4.02    Newco Indemnification of the TMP Group.

        (a)  Subject to Section 4.04, on and after the Distribution Date, Newco shall indemnify, defend and hold harmless the TMP Group and the respective directors, officers and Affiliates of each Person in the TMP Group (the "TMP Indemnitees") from and against any and all Losses incurred or suffered by any of the TMP Indemnitees arising out of, or due to the failure of any Person in the Newco Group to pay, perform or otherwise discharge any of the Newco Liabilities.

        (b)  Subject to Section 4.04, Newco shall indemnify, defend and hold harmless each of the TMP Indemnitees and each Person, if any, who controls any TMP Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Newco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Newco in writing by TMP expressly for use therein.

        4.03    TMP Indemnification of the Newco Group.

        (a)  Subject to Section 4.04, on and after the Distribution Date, TMP shall indemnify, defend and hold harmless the Newco Group and the respective directors, officers and Affiliates of each Person in the Newco Group (the "Newco Indemnitees") from and against any and all Losses incurred or suffered by any of the Newco Indemnitees arising out of, or due to the failure of any Person in the TMP Group to pay, perform or otherwise discharge any of the TMP Liabilities.

        (b)  Subject to Section 4.04, TMP shall indemnify, defend and hold harmless each of the Newco Indemnitees and each Person, if any, who controls any Newco Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Newco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Newco in writing by TMP expressly for use therein.

        4.04    Insurance; Third Party Obligations; Tax Benefits.    The parties intend that any Liability subject to indemnification pursuant to Sections 4.02 or 4.03 shall be paid net of the amount of any insurance or other amounts that actually reduce the amount of the Liability ("Proceeds"). Accordingly, the amount which the Indemnifying Party (as defined below) is required to pay to any Indemnified Party (as defined below) will be reduced by any Proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives an indemnity payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of the indemnity payment that would have been due if the Proceeds had been received, realized or recovered before the indemnity payment was made. Any indemnification pursuant to Sections 4.02 or 4.03 shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the Indemnified Party so that the Indemnified Party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

        4.05    Notice and Payment of Claims.    If any TMP Indemnitee or Newco Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article 4 (other than in connection with any Action subject to Section 4.06), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined pursuant to Section 8.09 (in accordance with to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined.

        4.06    Notice and Defense of Third-Party Claims.    Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.06 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 4.06; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party

Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder, plus its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim, within 15 days after such Third-Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged, or has objected to, liability, within 15 days after it has been Finally Determined that such Indemnifying Party has liability hereunder.

        4.07    Contribution.    If for any reason the indemnification provided for in Section 4.02 or 4.03 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

        4.08    Non-Exclusivity of Remedies.    The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

ARTICLE 5
EMPLOYEE MATTERS

        5.01    Employee Matters Generally.    In addition to the resignations contemplated by Section 2.15, with respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth in Schedule 5.01.

        5.02    Restriction on Solicitation or Employment of Employees.    For a period of three years following the Distribution Date, each of the TMP Group and the Newco Group agrees that (without the prior written consent of the other) it will not, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any employee of the other Group to leave employment with his or her then-current employer for employment with the other Group or (ii) employ any employee of the other Group; provided that this Section 5.02 shall not prevent advertisements, solicitations, position listings or notices of employment opportunities that are published or made available to the public generally or hiring of personnel responding thereto.

ARTICLE 6
ACCESS TO INFORMATION

        6.01    Provision of Corporate Records.    Immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including, but not limited to, minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data.

        6.02    Access to Information.    From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

        6.03    Litigation Cooperation.    Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any legal, administrative or other proceedings arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

        6.04    Reimbursement.    Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

        6.05    Retention of Records.    Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

        6.06    Confidential Information.    Newco and TMP hereby covenant and agree to hold in trust and maintain confidential, and to cause their respective directors, officers, employees, agents, consultants and advisors to hold in trust and maintain confidential, all Confidential Information relating to the other party or any of such other party's Subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its Subsidiaries shall be disclosed only to those employees, agents, consultants and advisors of the other party who need to know such information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other Person. "Confidential Information" shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with any of the Distribution Documents or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, services, financial performance and projections, processes, strategies and systems, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 6.06, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section 6.06 or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section 6.06 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6.06 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.06.

        6.07    Inapplicability of Article 6 to Tax Matters.    Notwithstanding anything to the contrary in Article 6, Article 6 shall not apply with respect to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Separation Agreement.

ARTICLE 7
CERTAIN OTHER AGREEMENTS

        7.01    Leased Real Property.    With respect to matters relating to the use by each of the TMP Group and the Newco Group, from and after the Distribution Date, of real property currently leased or to be leased prior to the Distribution Date by TMP and its Subsidiaries, the parties hereto agree as set forth in Schedule 7.01 hereto.

        7.02    Insurance Policies.    With respect to matters relating to insurance coverage from and after the Distribution Date, the parties hereto agree as set forth in Schedule 7.02 hereto.

        7.03    Tax Matters.

        (a)  Except as otherwise provided herein and not inconsistent with the Tax Separation Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Separation Agreement.

        (b)  After the Distribution Date, neither TMP nor Newco shall take, or permit any member of its respective Group to take, any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code, or any other transaction contemplated by this Agreement or an Ancillary Agreement which is intended by the parties to be tax-free from failing to so qualify.

        7.04    Certain Business Matters.    Following the Distribution, no member of a Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group.

        7.05    Further Assurances and Consents.    In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.

ARTICLE 8
MISCELLANEOUS

        8.01    Notices.    All notices and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed given when received addressed as follows:

        If to TMP, to:
        TMP Worldwide Inc.
        622 Third Avenue, 38th Floor
        New York, New York 10017
        Facsimile: (917) 256-8026
        Attention: Andrew J. McKelvey

        With a copy to:
        TMP Worldwide Inc.
        622 Third Avenue, 38th Floor
        New York, New York 10017
        Facsimile: (917) 256-8526
        Attention: Myron Olesnyckyj

        Fulbright & Jaworski L.L.P.
        666 Fifth Avenue
        New York, New York 10103
        Facsimile: (212) 318-3400
        Attention: Gregg J. Berman, Esq.

        If to Newco, to:
        TMP Worldwide Search, Inc.
        622 Third Avenue
        New York, New York 10017
        Facsimile:
        Attention: Jon F. Chait

        With a copy to:
        Foley & Lardner
        Firstar Center
        777 East Wisconsin Avenue
        Milwaukee, Wisconsin 53202
        Facsimile: (414) 297-4900
        Attention: Benjamin F. Garmer, Esq.

        Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

        8.02    Amendments; No Waivers.

        (a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by TMP and Newco, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        8.03    Expenses.    Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution and delivery of the Distribution Documents and the consummation of the Distribution and the other transactions contemplated hereby (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10 and the Information Statement) shall be paid by TMP; provided that Newco shall be responsible for and pay the fees, expenses and other amounts payable to the lenders under Newco's credit facilities and all other fees and expenses incurred in connection therewith (including the fees and expenses of Newco's counsel in connection with the preparation and negotiation of all documentation relating to such credit facilities).

        8.04    Successor and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

        8.05    Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

        8.06    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        8.07    Entire Agreement.    This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

        8.08    Set-Offs.    If, at the time Newco is required to make any payment to TMP under this Agreement, and TMP owes Newco any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time TMP is required to make any payment to Newco under this Agreement, and Newco owes TMP any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

        8.09    Arbitration.    Except with respect to disputes arising under Section 6.06, the parties hereto agree that any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by the party to the other party, the matter shall be submitted to arbitration. Each party shall select one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in New York, New York under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the parties.

        8.10    Existing Arrangements.    Except as described in Schedule 8.10, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the Newco Group and the TMP Group shall be terminated effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

        8.11    Termination Prior to the Distribution.    TMP's Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to Newco, terminate this Agreement (whether or not TMP Board of Directors has theretofore approved this Agreement and/or the Distribution). In the event that this Agreement is terminated pursuant to this Section 8.11, neither party to this Agreement, nor any of its officers or directors, shall have any Liability or further obligation to the other party hereto.

        8.12    Publicity.    Prior to the Distribution, Newco shall not, without the prior written consent of TMP, make any public announcement or issue any press release with respect to the Distribution or with respect to any material event.

        8.13    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        8.14    Third Party Beneficiaries.    Except for the indemnification rights under this Agreement of any TMP Indemnitee or Newco Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

TMP WORLDWIDE INC.
By:	Name: Title:
TMP WORLDWIDE SEARCH, INC.
By:	Name: Title: